Exhibit 5

In this unofficial translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in the translation, and if so, the Dutch text will govern by law.

UNOFFICIAL TRANSLATION
ARTICLES OF ASSOCIATION
of:
ICTS INTERNATIONAL N.V.
with registered office in Amstelveen, the Netherlands
dated 25 January 2023

Name and registered office,

Article 1.

1.	The public limited liability company bears the name: ICTS International N.V. and has its official seat in Amstelveen, the Netherlands.

2.	The company is established for an indefinite period.

Objects.

Article 2.

1.	The objects of the company are:

a.
to advise on and provide further services relating to the security of persons and goods and to provide such security (or have it provided) on the instructions of companies, government agencies and individuals; in particular, but not exclusively: to have them installed, manage and monitor security systems for the purpose of preventing and combating crime and terrorism on and at premises, buildings, installations, vessels and aircrafts (or have them installed);

b.	acquiring and disposing of - either alone or jointly with others - participations or other interests in companies and businesses, cooperating with companies and businesses and managing them;

c.	the acquiring, managing, exploiting, encumbering and disposing of goods - including intellectual and industrial property rights - as well as capital investing;

d.
lending money, or causing money to be lent, in particular - but not exclusively - to legal entities and companies that are subsidiaries and/or group companies of the company or in which the company has a participating interest - all with due observance of the provisions of the law - as well as borrowing money, or causing money to be borrowed;

e.
concluding agreements whereby the company binds itself as guarantor or as joint and several debtor, warrants performance by or on behalf of others, in particular - but not exclusively - on behalf of legal entities and companies as referred to above under d, all with due observance of the provisions of paragraph 2 of this article;

f.	performing all activities which are connected with or may be conducive to the above;

g.	engaging in all other factual and legal acts which under Dutch law may be performed by the company.

2.
Unless the provisions of Section 98c of Book 2 of the Dutch Civil Code are applicable, the company may not, in view of others subscribing for or acquiring shares in its capital or depositary receipts thereof, provide security, give a price guarantee, warrant performance in any other manner or bind itself severally or otherwise beside or on behalf of others.

Capital

Article 3.

The authorized capital of the company is fifteen million euro and thirty euro cents (EUR 15,000,000.30), divided into thirty-three million three hundred thirty-three thousand and three hundred thirty-four (33,333,334) shares, each with a nominal value of forty-five euro cents (EUR 0.45).

Definitions

Article 4.

1.	In the articles of association the following words shall have the following meanings;

a.	management board/management board member(s): the management board/management board member(s) within the meaning of Book 2 of the Dutch Civil Code;

b.	supervisory board/supervisory board member(s): the supervisory board/supervisory board member(s) within the meaning of Book 2 of the Dutch Civil Code;

c.	shares: shares in the capital of the company;

d.	general meeting: the company body formed by shareholders and other persons entitled to vote on shares;

e.	general meeting of shareholders: the meeting of shareholders and other persons with meeting right;

f.	annual meeting: the general meeting of shareholders for the purpose of discussion and adoption of the annual accounts;

g.	annual accounts: the balance sheet and the profit and loss account with the explanatory notes, both prepared as well as adopted, unless the context indicates otherwise;

h.	meeting right: the rights designated by law to holders of depositary receipts for shares issued with the cooperation of the company;

i.	the law: the law of the Netherlands.

2.
In these articles of association, the term "in writing" shall mean by letter, by e-mail, or by any other legible and reproducible message transmitted by electronic means, provided that the identity of the sender can be established with sufficient certainty.

Shares: share certificates.

Article 5.

1.	Shares may not be divided into sub-shares.

2.	Shares shall be registered.

3.	Registered shares are available:

-	in the form of an entry in the share register without the issuance of a share certificate (shares without share certificates);

-	as well as, at the shareholder's option, in the form of an entry in the share register with the issuance of a share certificate (shares with share certificate).

4.	At the request of a shareholder, collective share certificates may be issued to him for any number of shares. Share certificates shall include collective share certificates.

5.	Share certificates shall be signed by or on behalf of the management board by means of an original signature or by means of a facsimile signature.

6.
Subject to the approval of the supervisory board, the management board may determine that share certificates shall be issued for trading on foreign stock exchanges which meet the requirements to be set by the foreign stock exchange or exchanges concerned and which do not carry a dividend sheet.

7.	One or more share certificates shall be issued to a shareholder for his shares at his request.

8.
The management board may issue duplicates of damaged share certificates which, in the opinion of the management board, are still identifiable; the management board shall then arrange for the destruction of the damaged documents.

The management board may issue duplicates of destroyed, lost or otherwise obsolete share certificates, subject to such conditions as it may determine.

Each new document to be issued shall be clearly marked with the word:

"duplicate" and shall be given the designation of the expired piece. The issuance of the duplicate renders worthless the document it substitutes.

All costs of execution of the provisions of this paragraph shall be borne by the applicant, unless the management board decides otherwise.

Usufruct and pledge of shares. Transfer of shares.

Article 6.

1.	Usufruct may be established on shares.

2.	Shares may be pledged. A pledge may also be established without acknowledgement by or service to the company.

3.
A shareholder without voting rights as a result of a restricted right established on his shares and a usufructuary and a pledgee with voting rights, shall have the rights conferred by law upon the holders of depositary receipts issued for shares with the cooperation of the company. Usufructuaries and pledgees of shares who do not have voting rights shall not be entitled to such depositary receipt holders rights.

Notification of place of residence and address. Convocations and notifications. Register of shareholders.

Article 7.

1.
With due observance of the provisions of the law, a register shall be kept by or on behalf of the company with respect to registered shares, which register shall be kept up to date and may (entirely or partly) consist of several copies and be kept in several places, all as the management board shall decide.

2.
The name and address of each shareholder, as well as such other particulars as the management board, whether at the request of a shareholder or not, may deem desirable, shall be entered in the register.

3.	The management board shall determine the form and content of the share register with due observance of the provisions of the first two paragraphs of this article.

4.
A shareholder who so requests shall be provided free of charge with a statement of the information contained in the register regarding the shares registered in his name, which statement may be signed by a special representative designated for this purpose by the management board.

5.
The provisions of the foregoing paragraphs shall apply mutatis mutandis to those who have a right of usufruct or a right of pledge on one or more shares, subject to the provision that the other information required by law shall also be recorded in the register.

Transfer of shares.

Article 8.

1.	The provisions of the law shall apply to the transfer of shares as well as to the creation and transfer of a restricted right thereon.

2.	To any attribution of shares in the division of any community, the transfer requirements prescribed by law shall apply mutatis mutandis.

Issuance of shares. Payment.

Article 9.

1.
The general meeting – or as the case may be the supervisory board, if and insofar as it has been designated for that purpose by the general meeting - shall decide to issue shares; if the supervisory board has been designated for that purpose, the general meeting may not decide to issue shares as long as the designation remains in force.

2.	The general meeting or, as the case may be, the supervisory board shall determine the issue price and the other conditions of issuance, including payment in foreign currency on shares.

3.
If the supervisory board is designated as being authorized to resolve to issue shares, the number of shares that may be issued shall be determined at the time of such designation. When such designation is made, the duration of the designation, which may not exceed five years, will also be fixed. The designation may each time be extended for a period not exceeding five years. Unless stipulated otherwise in the designation, it cannot be withdrawn.

4.
The provisions of paragraphs 1 through 3 of this article shall apply mutatis mutandis to the granting of rights to subscribe for shares, but shall not apply to the issuance of shares to a person exercising a previously acquired right to subscribe for shares.

5.	The company cannot subscribe for shares in its capital.

6.	Shares shall never be issued below par, without prejudice to the provisions of section 80, paragraph 2 of Book 2 of the Dutch Civil Code.

7.
Payment on shares shall be made in cash, insofar as no other contribution has been agreed to, such subject to the relevant provisions of the law. Payment in cash may be made in foreign currency if the company so agrees, again subject to the provisions of the law.

Pre-emptive right on issue.

Article 10.

1.
In the event of an issuance of ordinary shares, the shareholders will have a pre-emptive right in proportion to the total amount of each person's shares, with due observance of the restrictions laid down by the law. Holders of ordinary shares will have the same pre-emptive right when rights to acquire ordinary shares are granted.

2.
With due observance of the relevant provisions of the law, the pre-emptive right may be restricted or excluded by the general meeting or, if so designated by a resolution of the general meeting for a period not exceeding five years, by the supervisory board. Such a designation can only be made if the supervisory board is designated, or simultaneously designated, as the company body authorized to resolve to issue shares.

Acquisition of own shares. Reduction of capital.

Article 11.

1.	Acquisition by the company of non-paid-up shares in its capital shall be null and void.

2.	Fully paid-up shares in its own capital may only be acquired by the company for no consideration or if:

a.	the net equity, less the acquisition price, is not less than the paid and called-up part of the capital increased by the reserves that must be maintained by law or by the articles of association;

b.	the nominal amount of the shares to be acquired and the shares already held by the company and its subsidiaries jointly does not exceed two-tenths of the issued capital;

3.
The validity of the acquisition is determined by the amount of the net equity according to the most recently adopted balance sheet, less the acquisition price for shares in the capital of the company and distributions from profits or reserves to others, which the company and its subsidiaries owed after the balance sheet date. If more than six months of a financial year have elapsed without the annual accounts having been adopted, acquisition, other than for no consideration, is not permitted in accordance with paragraph 2.

4.	The company may only acquire shares in its capital other than for no consideration after the general meeting has authorized the management board to do so.

This authorization shall be valid for no more than eighteen months. The general meeting must specify in the authorization the number of shares that may be acquired, the manner in which they may be acquired and the limits within which the price must lie.

The authorization is not required to transfer shares to workers employed by the company or a group company under an employment scheme applicable to them. Such shares must be included in the price list of a stock exchange.

5.	The previous paragraphs shall not apply to shares acquired by the company by universal title.

6.	The term shares in the previous paragraphs of this article shall include depositary receipts thereof.

7.
Acquisition of shares contrary to the provisions of this article shall be null and void. The managing directors shall be jointly and severally liable to the disposer in good faith who suffers loss as a result of the nullity.

8.
The general meeting may, provided it does so on the proposal of the supervisory board, decide to reduce the issued capital by cancellation of shares or by reducing the amount of shares by amending the articles of association. This resolution must designate the shares to which the resolution relates and provide for the implementation of the resolution. The paid-up and called-in part of the capital must not fall below the minimum capital prescribed at the time of the resolution.

9.	A resolution to cancel may only relate to shares held by the company itself or for which it holds the depositary receipts.

10.
Partial repayment on shares or exemption from the obligation to pay up shall only be possible in implementation of a resolution to reduce the amount of the shares. The repayment or exemption must take place proportionally on all shares.

The requirement of proportionality may be deviated from with the consent of all shareholders concerned.

11.
The notice convening a meeting at which a resolution as referred to in paragraphs 8 or 10 of this article is to be passed shall state the purpose of the capital reduction and the manner in which it is to be carried out. The provisions of article 21 of these articles of association shall apply mutatis mutandis.

12.	The company shall file the resolutions referred to in paragraphs 8 or 10 of this article at the office of the commercial register and shall announce the filing in a national newspaper.

Subdivided rights to a share.

Article 12.

If several persons have undivided rights to a share, those persons may only exercise those rights by being represented to the company by one person.

Management and supervision.

Article 13.

1.
The company shall be managed by a management board consisting of one or more management board members. The management board shall be supervised by a supervisory board consisting of one or more members. Only individuals may be supervisory board members.

2.	The number of management board members and supervisory board members shall be determined by the general meeting.

3.
The supervisory board shall determine the remuneration and other terms of employment of each of the management board members. The supervisory board may fix the joint remuneration of its members up to a maximum amount of two million American dollars (USD 2,000,000.--) in total or the equivalent in other currencies per year. A combined remuneration of the members of the supervisory board in excess of the aforementioned amount may only be granted by the general meeting.

4.	The management board members and the supervisory board members shall be appointed by the general meeting. Supervisory board members shall be appointed for an indefinite period of time.

The supervisory board may recommend persons for the position of management board member and supervisory board member.

5.	Management board members and supervisory board members may be suspended and dismissed at any time by the general meeting.

Management board members may also be suspended at any time by the supervisory board, stating the reasons for such suspension.

6.	If, in the case of a suspension of a management board member or supervisory board member, the general meeting has not resolved within three months thereafter to dismiss him, the suspension shall end.

The suspended management board member or supervisory board member shall be given the opportunity to account for himself at the general meeting and may be assisted by a legal adviser at that meeting.

Management Board.

Article 14.

1.
With due observance of the articles of association and the law, the management board shall be charged with the management of the company. In performing their duties the management board members shall act in accordance with the interests of the company and the business connected with it.

2.	If there is more than one management board member, the management board members may divide their duties by mutual agreement.

The supervisory board shall be authorized to amend the by the management board members established division of their work.

3.	The management board decides by direct majority vote.

If there is a tie in voting, the proposal shall be deemed to have been rejected.

4.
The management board may also pass resolutions outside of a meeting, provided this is done in writing, all management board members have cast their votes and none of them has objected to this manner of decision-making.

5.	The company shall be represented by the management board. Any two members of the management board acting jointly shall also be authorized to represent the company.

6.	The management board shall be authorized to appoint officers with power of representation with such titles and powers as it may determine.

7.
A management board member shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that management board member and the company and the enterprise connected with it. If there is such personal conflict of interest in respect of all management board members, the decision shall be taken by the supervisory board.

8.	A management board member shall hold office until he resigns, deceases or is dismissed.

9.
In the event of a vacant seat or upon inability to act of one or more management board members, the remaining management board members or the only remaining management board member shall temporarily be in charge of the entire management.

10.
In the event all seats are vacant or upon inability to act of all management board members, a person to be appointed for that purpose for an indefinite period of time by the supervisory board or otherwise shall temporarily be in charge of the entire management.

Supervisory Board.

Article 15.

1.
It shall be the duty of the supervisory board to supervise the policy of the management board and the general course of affairs in the company and in the business connected with it. It shall assist the management board with advice.

In performing their duties, the supervisory board members shall act in accordance with the interests of the company and the business connected with it.

2.
The management board shall provide the supervisory board in good time with the information required for the performance of its duties and shall furthermore provide each supervisory board member with all information concerning the company's business that the latter may require.

The supervisory board shall be authorized to inspect all of the company's books, records and correspondence and to have them inspected; each member of the supervisory board shall at all times have access to all of the company's rooms and premises.

3.	The supervisory board may have experts assist it in the performance of its duties for the account of the company.

4.	The supervisory board shall appoint one of its members as chairman.

5.
Each member of the supervisory board as well as the management board shall be authorized to convene a meeting of the supervisory board. A member of the supervisory board may be represented at a meeting of the supervisory board by another member of the supervisory board holding a written proxy.

6.	The supervisory board shall adopt resolutions by an absolute majority of votes.

If there is a tie in voting, the proposal shall be deemed to have been rejected.

7.
The supervisory board may also adopt resolutions outside a meeting, provided this is done in writing, all supervisory board members have cast their votes and none of them objects to this manner of decision-making.

A resolution shall then have been passed if more than half of the number of supervisory board members have declared themselves in favor of the proposal.

8.	If there is only one supervisory board member, he shall have all the powers and obligations assigned and imposed by these articles of association to the supervisory board and its chairman.

9.
A supervisory board member shall not participate in the deliberations and decision-making process in the event of a conflict of interest between that supervisory board member and the company and the enterprise connected with it. If there is such a personal conflict of interest in respect of all supervisory board members, the preceding sentence does not apply and the supervisory board shall maintain its authority.

10.
In the event of a vacant seat or upon inability to act of one or more supervisory board members, the remaining supervisory board members or the only remaining supervisory board member shall temporarily be in charge with the exercise of the duties and powers of the supervisory board member in question.

11.
In the event all seats are vacant or upon inability to act of all supervisory board members, or the sole supervisory board member, as the case may be, the general meeting shall have the authority to temporarily entrust the exercise of the duties and powers of the supervisory board members to one or more persons.

General meeting of shareholders.

Article 16.

1.	General meetings of shareholders shall be held in the place where the company has its official seat or in Amsterdam, Rotterdam or The Hague.

At a general meeting of shareholders held elsewhere than in the previous sentence, lawful resolutions can only be taken if the entire issued capital is represented.

2.	At least one general meeting of shareholders shall be held each year, within six months after the end of the financial year.

3.
The management board and the supervisory board shall be equally authorized to convene a general meeting. The management board and the supervisory board shall be obliged to convene a general meeting if one or more holders of shares who jointly represent at least one-tenth of the issued capital so request in writing, specifying the subjects to be dealt with.

If in such a case neither the management board nor the supervisory board has taken such measures that the general meeting can be held within six weeks of the request, each of the requesters shall be entitled to convene a general meeting themselves, with due observance of the relevant provisions of these articles of association.

4.
All convocations for the general meetings of shareholders and all notifications to shareholders shall take place by means of letters sent to the addresses listed in the register of shareholders. Instead of through notice letters, any shareholder that gives his consent, may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by him for this purpose to the company.

The term "shareholders" shall include usufructuaries and pledgees to whom the voting right accrues.

5.
Notices which by law or in accordance with the articles of association must be given to the general meeting may be given by including them in the notice convening the meeting or in the document deposited at the company's offices in Amsterdam for information purposes, provided that this is stated in the notice convening the meeting.

The convocation shall be made no later than on the fifteenth day before that of the meeting.

6.
If all of the issued capital is represented at the meeting and also all others who must be notified to attend the meeting in accordance with the law or these articles of association, the general meeting of shareholders may pass valid resolutions on all subjects to be discussed, provided it does so unanimously, even if the provisions of the law or these articles of association regarding convocation of the general meeting of shareholders have not been complied with.

7.
Each shareholder and each person to whom the law grants this right shall be entitled, either in person or by written proxy, to attend the general meeting of shareholders, to address the meeting and, if the voting rights accrue to him, to exercise his voting rights. Before being admitted to a meeting, a shareholder and the person referred to in the preceding sentence or their proxy shall sign an attendance list, stating his name and, if applicable, the number of votes he may cast. A proxy shall also state the name of the person for whom he is acting.

8.
The management board may resolve that the powers referred to in the first sentence of article 16.7 may be exercised by means of electronic communication. If a shareholder and any person with meeting right participates by means of electronic communication, it is required that the electronic communication allows for identification of the shareholder and any person with meeting right, for such person to directly take notice of the proceedings in the meeting and for the casting of votes (if applicable). Furthermore, it shall be required that the electronic communication allows for the shareholder and any person with meeting right to participate in discussions in the meeting. The management board may subject the use of the electronic communication to further conditions, provided that these conditions are reasonable and necessary for identification and the reliability and security of the communication, and are included in the notice of the meeting.

9.
Admission to the general meeting of shareholders shall be granted to the supervisory board members, the management board members and all other persons entitled to admission by law. The general meeting of shareholders may grant access to the meeting to persons other than those referred to above.

Management board members and supervisory board members shall as such have an advisory vote in the general meeting of shareholders.

10.
In deviation from the provisions of article 16.7, the management board may determine that such persons shall be deemed to have the right to vote and the right to attend the general meeting of shareholders as at a time to be determined by the management board are registered as shareholders in one or more registers designated by the management board, regardless of who is entitled to the relevant shares at the time of the general meeting of shareholders.

The notice convening the meeting must state the registration date and also indicate the manner in which registration may take place and the manner in which shareholders may exercise their rights. The management board determines the manner in which shareholders may have themselves registered and the manner in which they may exercise their rights. The registration date shall be determined with due observance of applicable statutory provisions.

Article 17.

1.
The general meeting of shareholders shall be chaired by the chairman of the supervisory board or, in his absence, by the person designated for that purpose by the supervisory board, from its midst or otherwise.

If none of the supervisory board members is present, the meeting itself shall provide for its chairmanship.

2.
Unless a notarial deed of proceedings is drawn up, minutes shall be kept by a person to be designated for this purpose by the chairman - as such he may also designate himself - which minutes shall be adopted by the general meeting in the same or in the next meeting and in evidence thereof shall be signed by the chairman and the secretary of that meeting. Each management board member, each supervisory board member and one or more holders of shares who jointly represent at least one-tenth of the issued capital shall be authorized to have a notarial deed of proceedings made.

The costs of a notarial deed of proceedings shall be borne by the company.

Voting at the general meeting of shareholders.

Article 18.

1.	Each share entitles the holder to cast one vote.

2.
Resolutions of the general meeting of shareholders are passed by an absolute majority of the votes cast in a meeting where at least half the issued capital is represented. The provisions of Section 120, paragraph 3 of Book 2 of the Dutch Civil Code shall not apply. Resolutions of the general meeting of shareholders to amend the articles of association, to reduce the capital, to dissolve the company or to merge shall be passed by a majority of at least two-thirds of the votes cast representing at least half of the issued capital.

3.
If there is a tie in voting in an election of members of the supervisory board, the chairman of the supervisory board shall decide; if there is a tie in voting in another election, the proposal shall be deemed to have been rejected.

4.	Blank votes and invalid votes shall be considered votes not cast. They shall count towards the determination of a quorum.

Financial year, annual accounts and distribution of profits.

Article 19.

1.	The financial year of the company shall be the calendar year.

2.
Annually, within five months after the end of the company's financial year, unless this term is extended by no more than five months by the general meeting on the basis of special circumstances, the management board shall draw up annual accounts and shall make these available for inspection by the shareholders at the company's offices. Within this period - unless Section 403 of Book 2 of the Dutch Civil Code applies to the company - the management board shall also prepare the management report and shall make it available for inspection as aforesaid. These documents shall be accompanied by the information as referred to in Section 392, paragraph 1 of Book 2 of the Dutch Civil Code and, if there is such information, the preliminary advice of the supervisory board. The annual accounts shall be signed by all management board members and supervisory board members; if the signature of one or more of them is missing, this and the reason for it shall be stated.

3.
Without prejudice to the provisions of the preceding paragraph, the company shall ensure that the documents referred to in that paragraph are available at its offices for inspection as from the date of the notice convening the general meeting of shareholders for its consideration. Copies of these documents may be obtained by those entitled to inspect them free of charge.

4.
The annual accounts shall be adopted by the general meeting. Without prejudice to the provisions of sections 139 and 150 of Book 2 of the Dutch Civil Code, adoption of the annual accounts without reservation shall discharge the management board members and supervisory board members.

Article 20.

1.	The profit shall be determined according to standards which are considered generally acceptable.

2.	From the profit as shown in the annual accounts adopted by the general meeting, such amount may be reserved as the supervisory board shall determine.

3.	The profit remaining after application of the provisions of paragraph 2 of this article shall be at the disposal of the general meeting.

4.
The company may only make distributions to the shareholders from the profit to the extent that the net equity exceeds the paid and called-up part of the capital plus the reserves that must be maintained by the law or by the articles of association.

5.	Distribution of profits shall only take place after the adoption of the annual accounts showing that such distribution is permitted.

6.
Shares or depositary receipts for shares held by the company in its entirety in its capital or on which it has a right of usufruct shall not be taken into account in calculating the profit distribution.

7.
The company may make interim distributions, provided that the provisions of paragraph 4 are observed. The payment of an interim distribution is decided by the management board after obtaining the approval of the supervisory board.

8.
The supervisory board shall determine the day on which distributions on shares are made payable, which shall not be later than three months after the resolution to make the distribution was adopted. Payment will be announced in accordance with the provisions of article 16 paragraph 4.

9.	Distributions which have not been disposed of within five years after the day on which they were made payable shall revert to the company.

Amendment of the articles of association and dissolution.

Article 21.

Whenever a proposal to amend the articles of association or to dissolve the company is put to the general meeting, this must be stated in the notice convening the general meeting of shareholders. If it concerns an amendment of the articles of association, a copy of the proposal, containing the verbatim text of the proposed amendment, must simultaneously be deposited at the company's office for inspection by shareholders until the end of the meeting.

The provisions of Section 123 of Book 2 of the Dutch Civil Code shall apply mutatis mutandis.

Liquidation.

Article 22.

1.	In the event of the dissolution of the company, the liquidation shall be carried out by the management board under the supervision of the supervisory board.

The provisions of article 13 and of article 14, paragraphs 1, 2, 5 and 7 shall apply mutatis mutandis.

2.	The general meeting shall determine the remuneration of the liquidators.

3.	During the liquidation, these articles of association shall remain in force as far as possible.

4.	The balance remaining after all debts of the company have been paid shall be distributed to the shareholders in proportion to the amount paid up on each of their shares.

Indemnification.

Article 23.

1.
The company shall, within the limits of the law, indemnify and defray expenses for each present and former member of the supervisory board, member of the management board, officer, employee and authorized representative, if and as soon as he or she, by reason of his or her relation to the company, becomes involved or is threatened with becoming involved in an impending, pending or completed action or proceeding.

2.	The company is authorized, within the limits of the law, to take out liability insurance for the persons referred to in paragraph 1. of this article.

Transitional provision capital.

Article 24.

As of the date that the board has filed a statement with the trade register to the effect that ninety percent (90%) of the authorized capital has been issued, article 3 reads as follows:

"The authorized capital of the company amounts to sixty-seven million and five hundred thousand euros (EUR 67,500,000), divided into one hundred fifty million (150,000,000) shares, each with a nominal value of forty-five eurocents (EUR 0.45).